Cooper Standard Highlights Continued Strong New Business Awards
in the Third Quarter of 2026

NORTHVILLE, Mich., November 4, 2026 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the third quarter 2026 that include continued strong new business awards amid ongoing inflation and production volume headwinds.

Third Quarter 2026 Summary
•Sales of $708.6 million, an increase of 1.9% vs. the third quarter of 2025
•Net loss of $20.4 million, or $(1.13) per diluted share
•Adjusted net loss of $2.1 million, or $(0.11) per diluted share
•Adjusted EBITDA of $52.8 million, or 7.5% of sales
•Net new business awards totaling $148.8 million during the quarter
•Net cash provided by operating activities of $5.2 million
“We are continuing to leverage our strong customer relationships to book new business awards at a record pace, with overall average contribution margins consistent with our longer-term strategic plans and targets,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “While headwinds from commodity prices and general inflation remained greater than we had expected in the third quarter, we are working with our customers to refine our commercial agreements and accelerate the timing of cost recoveries wherever possible. We expect these actions will further de-risk our business and enable greater long-term value creation going forward.”

Consolidated Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(Dollar amounts in millions except per share amounts)
Sales	$708.6	$695.5	$2,116.3	$2,068.5
Net loss	$(20.4)	$(7.6)	$(72.6)	$(7.5)
Adjusted net (loss) income*	$(2.1)	$(4.4)	$(9.6)	$0.1
Net loss per diluted share	$(1.13)	$(0.43)	$(4.02)	$(0.42)
Adjusted net (loss) income per diluted share*	$(0.11)	$(0.24)	$(0.53)	$0.01
Adjusted EBITDA*	$52.8	$53.3	$157.8	$174.7
Net cash provided by (used in) operating activities	$5.2	$38.6	$(33.8)	$8.2
Free cash flow*	$(10.8)	$27.4	$(87.6)	$(28.3)

*Adjusted net (loss) income, adjusted EBITDA, adjusted net (loss) income per diluted share and free cash flow are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

Sales increased by 1.9% in the third quarter compared to the prior year quarter due primarily to favorable volume, mix and price adjustments. This was despite global light vehicle production volumes being down 2.3%.

Net loss for the third quarter of 2026 was $20.4 million, including restructuring charges of $19.2 million. Net loss for the third quarter of 2025 was $7.6 million, including restructuring charges of $3.5 million. Excluding these special items and their related tax impact, adjusted net loss was $2.1 million in the third quarter of 2026 compared to adjusted net loss of $4.4 million in the third quarter of 2025. The year-over-year improvement was driven primarily by lower compensation related expense, savings related to manufacturing and purchasing efficiencies, lower selling, administration and engineering (SGA&E) expense, and lower customs, duties and tariffs. These positive factors were partially offset by increased material costs, general inflationary pressures, and unfavorable volume and mix.

Adjusted EBITDA for the third quarter of 2026 was $52.8 million compared to $53.3 million in the third quarter of 2025 as lower compensation related expense, savings related to manufacturing and purchasing efficiencies, lower SGA&E expense and lower customs, duties and tariffs partially offset higher material costs, continuing general inflation, and unfavorable volume and mix.

New Business Awards

The Company continues to leverage its world-class engineering and manufacturing capabilities, its innovation programs and its reputation for quality and service to win new business awards with its OEM customers and capitalize on positive global trends associated with hybrid and battery electric vehicles. During the third quarter of 2026, the Company received net new business awards totaling $148.8 million in anticipated incremental future annualized sales, including $28.2 million in new awards associated with battery electric or full-hybrid platforms. For the first nine months of the year, net new business awards totaled $395.1 million, including $96.6 million in new awards associated with battery electric or full-hybrid platforms.

Segment Results of Operations

Sales

	Three Months Ended September 30,			Variance Due To:
	2026	2025	Change	Volume/Mix*	Foreign Exchange
	(Dollar amounts in thousands)
Sales to external customers
Sealing systems	$350,257	$348,778	$1,479	$(1,543)	$3,022
Fluid handling systems	335,119	328,566	6,553	5,596	957
* Net of customer price adjustments, including recoveries.

Adjusted EBITDA

	Three Months Ended September 30,			Variance Due To:
	2026	2025	Change	Volume/Mix*	Foreign Exchange	Cost Decreases/(Increases)**
	(Dollar amounts in thousands)
Segment adjusted EBITDA
Sealing systems	$29,027	$30,853	$(1,826)	$(2,156)	$107	$223
Fluid handling systems	32,013	29,029	2,984	(11,196)	(1,462)	15,642
* Net of customer price adjustments, including recoveries.
** Includes savings from restructuring initiatives.

Additional detail on our quarterly segment variance analyses is available in our periodic filings with the Securities and Exchange Commission.

Cash Flow and Liquidity

Net cash provided by operating activities in the third quarter of 2026 was $5.2 million. Free cash flow (defined as net cash provided by operating activities minus capital expenditures) in the third quarter of 2026 was an outflow of $10.8 million.

As of September 30, 2026, Cooper Standard had cash and cash equivalents totaling $112.3 million. Total liquidity, including availability under the Company's amended senior asset-based revolving credit facility, was $305.4 million at the end of the third quarter of 2026. Based on current expectations for light vehicle production and customer demand for our products, the Company believes it has sufficient financial resources to support ongoing operations and the execution of planned strategic initiatives for the foreseeable future. These financial resources include current cash on hand, continuing access to flexible credit facilities, and expected future positive cash generation.

Outlook

The Company believes it is well positioned to continue driving sustainable value through profitable growth and margin enhancement as commodity costs and production volumes stabilize over time. Key value drivers include expanding relationships with new customers, the continued launch of new, innovative programs, enhanced index-based commercial agreements, and further actions to optimize our global manufacturing footprint.

Following actual reported results in the first nine months of the year, and considering near-term commodity costs and general inflation headwinds that remain higher than previously expected, however, the Company has adjusted its full year 2026 guidance as follows:

	Prior 2026 Guidance[1]	Current 2026 Guidance[1]
Sales	$2.7 - $2.9 billion	$2.75 - $2.85 billion
Adjusted EBITDA[2]	$265 - $295 million	$235 - $245 million
Capital Expenditures	$60 - $70 million	$65 - $70 million
Cash Restructuring	$30 - $35 million	$30 - $35 million
Net Cash Interest	$90 - $100 million	$90 - $100 million
Net Cash Taxes	$30 - $35 million	$15 - $20 million
Key Light Vehicle Productions Assumptions (Units)
North America	15.1 million	15.0 million
Europe	16.9 million	17.2 million
Greater China	31.6 million	31.0 million
South America	3.1 million	3.2 million
1 Guidance is representative of management's estimates and expectations as of the date it is published. Prior guidance was presented in our second quarter 2026 earnings press release published on August 5, 2026. Current guidance as presented in this press release considers October 2026 Mobility Global production forecasts for relevant light vehicle platforms and models, customers' planned production schedules, and other internal assumptions.
2 Adjusted EBITDA is a non-GAAP financial measure. The Company has not provided a reconciliation of projected adjusted EBITDA to projected net income (loss) because full-year net income (loss) will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end. Due to this uncertainty, the Company cannot reconcile projected adjusted EBITDA to U.S. GAAP net income (loss) without unreasonable effort.

Conference Call Details

Cooper Standard management will host a conference call and webcast on November 5, 2026 at 9 a.m. ET to discuss its third quarter 2026 results, provide a general business update and respond to investor questions. Investors and other interested parties may listen to the call by accessing the online, real-time webcast at
https://ir.cooperstandard.com/events.

To participate by phone, callers in the United States and Canada can dial toll-free at 800-836-8184 (international callers dial 646-357-8785) and ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions during Q&A. Participants should dial-in at least five minutes prior to the start of the call.

A replay of the webcast will be available on the investors' portion of the Cooper Standard website (https://ir.cooperstandard.com) shortly after the live event.

About Cooper Standard

Cooper Standard, headquartered in Northville, Mich., with locations in 20 countries, is a leading global supplier of sealing and fluid handling systems and components. Utilizing our materials science and manufacturing expertise, we create innovative and sustainable engineered solutions for diverse transportation and industrial markets. Cooper Standard's approximately 22,000 team members (including contingent workers) are at the heart of our success, continuously improving our business and surrounding communities. Learn more at www.cooperstandard.com or follow us on LinkedIn, X, Facebook, Instagram or YouTube.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: volatility or decline of the Company’s stock price, or absence of stock price appreciation; impacts and disruptions related to the wars in Ukraine and the Middle East; escalating pricing pressures; our ability to achieve commercial recoveries and to offset the adverse impact of higher commodity and other costs through pricing and other negotiations with our customers; work stoppages or other labor disruptions with our employees or our customers’ employees; prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruptions in our supply base or our customers’ supply base; competitive threats and commercial risks associated with our diversification strategy; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations, and policies governing the terms of foreign trade such as increased trade restrictions and tariffs; our ability to collect tariff recoveries from our customers; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness and rates of interest; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; significant costs related to manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal and regulatory proceedings, claims or investigations against us; the potential impact of any future public health events on our financial condition and results of operations; the ability of our intellectual property to withstand legal challenges; cyber-attacks, data privacy concerns, other disruptions in, or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; the possibility of a failure to maintain effective controls and procedures; the possibility of future impairment charges to our goodwill and long-lived assets; our ability to identify, attract, develop and retain a skilled, engaged and diverse workforce; our ability to procure insurance at reasonable rates; and our dependence on our subsidiaries for cash to satisfy our obligations.; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.

This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Chris Andrews
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6217
roger.hendriksen@cooperstandard.com	candrews@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollar amounts in thousands except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Sales	$708,591	$695,502	$2,116,299	$2,068,544
Cost of products sold	630,800	608,361	1,872,334	1,811,174
Gross profit	77,791	87,141	243,965	257,370
Selling, administration & engineering expenses	46,957	55,396	152,067	157,797
Amortization of intangibles	1,230	1,746	3,681	5,068
Restructuring charges	19,220	3,535	40,915	8,498
Operating income	10,384	26,464	47,302	86,007
Interest expense, net of interest income	(27,450)	(28,614)	(82,754)	(85,945)
Equity in earnings of affiliates	1,211	1,250	4,310	4,734
Loss on refinancing and extinguishment of debt	—	—	(24,155)	—
Other (expense) income, net	(1,816)	(2,857)	(4,933)	2,360
(Loss) income before income taxes	(17,671)	(3,757)	(60,230)	7,156
Income tax expense	3,215	3,864	12,840	14,648
Net loss	(20,886)	(7,621)	(73,070)	(7,492)
Net loss (income) attributable to noncontrolling interests	473	(23)	511	(1)
Net loss attributable to Cooper-Standard Holdings Inc.	$(20,413)	$(7,644)	$(72,559)	$(7,493)

Weighted average shares outstanding:
Basic	18,059,642	17,925,510	18,027,323	17,840,926
Diluted	18,059,642	17,925,510	18,027,323	17,840,926

Net loss per share:
Basic	$(1.13)	$(0.43)	$(4.02)	$(0.42)
Diluted	$(1.13)	$(0.43)	$(4.02)	$(0.42)

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands except share amounts)

	September 30, 2026	December 31, 2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$112,278	$191,699
Accounts receivable, net	406,366	334,267
Tooling receivable, net	91,634	72,316
Inventories	206,118	154,189
Prepaid expenses	25,868	23,940
Value added tax receivable	42,713	47,329
Other current assets	82,544	57,360
Total current assets	967,521	881,100
Property, plant and equipment, net	502,586	523,508
Operating lease right-of-use assets, net	88,719	83,474
Goodwill	140,519	140,696
Intangible assets, net	25,592	28,978
Other assets	175,892	175,418
Total assets	$1,900,829	$1,833,174

Liabilities and Equity
Current liabilities:
Debt payable within one year	$45,598	$86,121
Accounts payable	385,816	337,319
Payroll liabilities	96,215	122,395
Accrued liabilities	190,735	114,150
Current operating lease liabilities	18,778	18,412
Total current liabilities	737,142	678,397
Long-term debt	1,100,360	1,018,483
Pension benefits	89,994	91,336
Postretirement benefits other than pensions	25,419	26,461
Long-term operating lease liabilities	74,518	69,806
Other liabilities	38,693	40,268
Total liabilities	2,066,126	1,924,751
Commitments and contingent liabilities
Equity:
Common stock, $0.001 par value, 190,000,000 shares authorized; 19,837,272 shares issued and 17,771,463 shares outstanding as of September 30, 2026, and 19,702,818 shares issued and 17,637,009 shares outstanding as of December 31, 2025	18	17
Additional paid-in capital	529,459	524,312
Retained deficit	(547,286)	(474,727)
Accumulated other comprehensive loss	(138,541)	(133,090)
Total Cooper-Standard Holdings Inc. equity	(156,350)	(83,488)
Noncontrolling interests	(8,947)	(8,089)
Total equity	(165,297)	(91,577)
Total liabilities and equity	$1,900,829	$1,833,174

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Nine Months Ended September 30,
	2026	2025
Operating activities:
Net loss	$(73,070)	$(7,492)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	65,977	68,164
Amortization of intangibles	3,681	5,068
Share-based compensation expense	8,266	11,631
Equity in earnings of affiliates, net of dividends related to earnings	(86)	(1,380)
Loss on refinancing and extinguishment of debt	24,155	—
Deferred income taxes	1,189	3,455
Other	2,805	3,704
Changes in operating assets and liabilities	(66,719)	(74,953)
Net cash (used in) provided by operating activities	(33,802)	8,197
Investing activities:
Capital expenditures	(53,837)	(36,506)
Proceeds from sale of businesses	—	2,558
Other	4	—
Net cash used in investing activities	(53,833)	(33,948)
Financing activities:
Proceeds from issuance of long-term debt, net of debt issuance costs	1,084,447	—
Repayment of long-term debt	(1,008,621)	—
Principal payments on long-term debt	(1,585)	(2,080)
(Decrease) increase in short-term debt, net	(42,519)	22
Debt issuance costs and other fees	(20,405)	—
Taxes withheld and paid on employees' share-based payment awards	(3,020)	(1,728)
Net cash provided by (used in) financing activities	8,297	(3,786)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	960	6,241
Changes in cash, cash equivalents and restricted cash	(78,378)	(23,296)
Cash, cash equivalents and restricted cash at beginning of period	199,882	178,697
Cash, cash equivalents and restricted cash at end of period	$121,504	$155,401

Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheets:
	Balance as of
	September 30, 2026	December 31, 2025
Cash and cash equivalents	$112,278	$191,699
Restricted cash included in other current assets	7,171	6,581
Restricted cash included in other assets	2,055	1,602
Total cash, cash equivalents and restricted cash	$121,504	$199,882

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Net new business is a measure not recognized under U.S. GAAP which is a representation of potential incremental future revenue but which may not fully reflect all external impacts to future revenue. Management considers EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income (loss) adjusted to reflect income tax expense (benefit), interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted net income (loss) is defined as net income (loss) adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted EBITDA margin is defined as adjusted EBITDA as a percentage of sales. Adjusted basic and diluted earnings (loss) per share is defined as adjusted net income (loss) divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt. Net new business reflects anticipated sales from formally awarded programs, less lost business, discontinued programs and replacement programs and is based on S&P Global (IHS Markit) forecast production volumes. The calculation of “net new business” does not reflect customer price reductions on existing programs and may be impacted by various assumptions embedded in the respective calculation, including actual vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP. EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income (loss), it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income (loss) should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss) and free cash flow follow.

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA
(Unaudited)
(Dollar amounts in thousands)

The following table provides a reconciliation of EBITDA and adjusted EBITDA from net loss:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net loss attributable to Cooper-Standard Holdings Inc.	$(20,413)	$(7,644)	$(72,559)	$(7,493)
Income tax expense	3,215	3,864	12,840	14,648
Interest expense, net of interest income	27,450	28,614	82,754	85,945
Depreciation and amortization	23,363	24,883	69,658	73,232
EBITDA	$33,615	$49,717	$92,693	$166,332
Restructuring charges	19,220	3,535	40,915	8,498
Gain on sale of businesses, net (1)	—	—	—	(98)
Loss on refinancing and extinguishment of debt (2)	—	—	24,155	—
Adjusted EBITDA	$52,835	$53,252	$157,763	$174,732

Sales	$708,591	$695,502	$2,116,299	$2,068,544
Net loss margin	(2.9)%	(1.1)%	(3.4)%	(0.4)%
Adjusted EBITDA margin	7.5%	7.7%	7.5%	8.4%
(1)Gain on sale of businesses related to divestiture in 2024.
(2)Loss on refinancing and extinguishment of debt relating to the Refinancing Transactions.

Adjusted Net (Loss) Income and Adjusted Net (Loss) Income Per Share
(Unaudited)
(Dollar amounts in thousands except share and per share amounts)

The following table provides a reconciliation of net loss to adjusted net (loss) income and the respective net (loss) income per share amounts:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net loss attributable to Cooper-Standard Holdings Inc.	$(20,413)	$(7,644)	$(72,559)	$(7,493)
Restructuring charges	19,220	3,535	40,915	8,498
Gain on sale of businesses, net (1)	—	—	—	(98)
Loss on refinancing and extinguishment of debt (2)	—	—	24,155	—
Tax impact of adjusting items (3)	(866)	(274)	(2,131)	(813)
Adjusted net (loss) income	$(2,059)	$(4,383)	$(9,620)	$94

Weighted average shares outstanding:
Basic	18,059,642	17,925,510	18,027,323	17,840,926
Diluted	18,059,642	17,925,510	18,027,323	17,840,926

Net loss per share:
Basic	$(1.13)	$(0.43)	$(4.02)	$(0.42)
Diluted	$(1.13)	$(0.43)	$(4.02)	$(0.42)

Adjusted net (loss) income per share:
Basic	$(0.11)	$(0.24)	$(0.53)	$0.01
Diluted	$(0.11)	$(0.24)	$(0.53)	$0.01
(1)Gain on sale of businesses related to divestiture in 2024.
(2)Loss on refinancing and extinguishment of debt relating to the Refinancing Transactions.
(3)Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred and other discrete tax expense.

Free Cash Flow
(Unaudited)
(Dollar amounts in thousands)

The following table defines free cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net cash provided by (used in) operating activities	$5,227	$38,628	$(33,802)	$8,197
Capital expenditures	(15,977)	(11,191)	(53,837)	(36,506)
Free cash flow	$(10,750)	$27,437	$(87,639)	$(28,309)